Exhibit 99.1

Benefitfocus Provides Corporate Update and Announces Governance Enhancements

Company advances its strategic plan

following successful open enrollment period

Independent chairman named, new independent director appointed,

and steps underway to declassify its board of directors

CHARLESTON, S.C., January 26, 2021 – Benefitfocus, Inc. (NASDAQ: BNFT), an industry-leading benefits technology platform that simplifies benefits administration for employers, health plans and brokers, today provides an update on the corporate initiatives undertaken over the past year to maximize operational efficiencies and unlock long-term shareholder value. These initiatives include strengthening the company’s balance sheet, enhancing its leadership team, driving increased profitability, investing in customer-led product development, and improving the customer experience through a performance-driven culture.

“Our team is executing on these important initiatives including our obsession with delivering an exceptional customer experience,” said Steve Swad, president and chief executive officer. “The success of our recent open enrollment season is a shining example of how good things happen when you put the customer at the center of everything you do. I’m proud of our accomplishments to date, and we have only just begun to deliver on our commitment to increase shareholder value.”

The company is also making significant board leadership changes and governance enhancements as part of its ongoing efforts to broaden and diversify its board of directors. Effective immediately, independent director Zeynep Young will succeed Barry Libert as BuildGroup’s director designee serving on the Benefitfocus board.

In addition, the board is making a number of other changes to its composition, all of which will be effective at the June 2021 Annual Meeting of Stockholders:

•	Doug Dennerline, who has served on the Benefitfocus board of directors since 2014, will become independent chairman of the board.

•	Mason Holland will transition to chairman emeritus, a board advisory role, after 20 years of service as a company co-founder and executive chairman. He will not stand for re-election as a director.

•	Given the appointment of an independent chair, Lanham Napier will no longer serve as lead independent director. He will stand for re-election to the board as an independent director.

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The company has retained Egon Zehnder, a global executive search firm, to identify and evaluate additional board candidates to enhance and accelerate the company’s strategy and further increase diversity on the board.

Both Dennerline and Young will bring valuable insights and extensive industry experience to their new roles on the Benefitfocus board. Dennerline is CEO of Betterworks Systems, and over the last several years, he has served on the audit, compensation and nominating and governance committees of the Benefitfocus board. Young, who has founded and scaled multiple technology and data companies, is expected to bring fresh perspectives and relevant expertise as a business executive and entrepreneur.

Mason Holland said, “Following extensive engagement with BuildGroup and other shareholders, we are excited to announce the appointments of two independent and highly qualified executives to new roles on the board. Over the past 20 years, Benefitfocus has developed the industry-leading benefits management platform, which solves critical needs for employers and health plans. As a company founder and continuing major shareholder, I am confident that the company is poised to drive market leadership, deliver superior financial results and enhance shareholder value. I look forward to supporting the board, management and talented team at Benefitfocus as the company begins an exciting new chapter.”

In addition to making substantive changes to its composition and leadership roles, the board of directors has approved the following additional actions to further enhance the company’s governance:

•	The company will submit a proposal at the June 2021 Annual Meeting of Stockholders to declassify the board and provide for the annual election of directors; and

•	The board will implement a majority voting standard that would require that directors standing for election receive more votes in favor than against.

Additional information about these changes can be found in a Form 8-K that the company will file with the Securities and Exchange Commission shortly.

About Doug Dennerline

Doug Dennerline has served as a member of the Benefitfocus board of directors since August 2014. He is chief executive officer and executive chairman of BetterWorks Systems, Inc. From January 2013 to March 2018, he was chief executive officer of Alfresco Software, Inc. Previously, he was president and a director of SuccessFactors, Inc. Prior to joining SuccessFactors, Dennerline was executive vice president of sales, Americas and EMEA for Salesforce.com, Inc. and formerly served as a general manager and senior executive for over 10 years at Webex, after its acquisition by Cisco. Dennerline holds a B.S. in business administration from Arizona State University.

About Zeynep Young

Zeynep Young was CEO of Calytera, a Texas-based government technology company, which was acquired in November 2020, by Granicus, Inc. Previously, she was a venture partner at Next Coast Ventures LLC, which she joined in March of 2017. Young was also the founder and CEO of Double Line, Inc., a data management and services company focused on the education and government verticals. She founded Double Line in 2009 and built the company into a leader within the K-12 education sector. She led Double Line to a successful exit in 2016. Young began her career at McKinsey & Company in 1997, where she advanced to associate principal. At McKinsey & Company, she was one of the leaders in the global technology practice, with a focus on revenue growth strategies. Young received her MBA from Northwestern University Kellogg School of Management and her B.A. from Rice University.

About Benefitfocus

Benefitfocus (NASDAQ: BNFT) unifies the entire benefits industry through innovative technology solutions that bring efficiency, cost savings and simplicity to employee benefits administration. Our powerful cloud-based software, data-driven insights and thoughtfully designed services help employers, insurance brokers, health plans and suppliers address the complexity of benefits enrollment and engagement, while bringing easier access to health, wealth and lifestyle products through a world-class benefits experience. Our mission is simple: to improve lives with benefits. Learn more at www.benefitfocus.com, LinkedIn and Twitter.

Contact:

Benefitfocus, Inc.

843-981-8898

pr@benefitfocus.com

Investor Relations:

Patti Leahy

843-981-8899

patti.leahy@benefitfocus.com

Forward Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Actual results or performance might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: our ability to maintain our culture and recruit, integrate and retain qualified personnel, including on our board of directors; our ability to compete effectively; the need to innovate and provide useful products and services; risks related to changing healthcare and other applicable regulations; the immature and volatile nature of the market for our products and services; privacy; security and other risks associated with our business; management of growth; risks related to the evolving COVID-19 pandemic; and the other risk factors set forth from time to time in our SEC filings, copies of which are available free of charge within the Investor Relations section of the Benefitfocus website at http://investor.benefitfocus.com/sec-filings or upon request from our investor relations department. Benefitfocus assumes no obligation and does not intend to update these forward-looking statements, except as required by law.